SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:   Foresight Funds, Inc.


Address of Principal Business Office (No. & Street, City, State, Zip Code):

                               24695 Deer Ridge Ln.
                                Athens, AL 35613

Telephone Number (including area code):  (256) 230-0783

Name  and  address  of  agent  for  service  of process:

                           Michael M. Bissell, President
                               Foresight Funds, Inc.
                               24695 Deer Ridge Ln.
                                 Athens, AL 35613

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b)
of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:  Yes [X]     No [ ]

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                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Athens and State of Alabama on the 15th day of June, 2003.




                              Foresight Funds, Inc.


                                            By:  /s/ Michael M. Bissell
                                                ------------------------
                                                      President

Attest:  /s/ Hilda M. Bissell
        -----------------------
          Secretary/Treasurer